Exhibit 99.1

Atlas Financial Holdings Announces 2016 Second Quarter Financial Results
Company to Hold Conference Call on Tuesday, August 2, 2016 at 8:30 a.m. ET
Second Quarter 2016 Financial Performance Summary (comparisons to Second Quarter 2015 unless noted):

•	Gross premium written increased by 3.8% to $48.4 million, which included an increase of 3.5% in its core commercial auto business

•	In-force premium at June 30, 2016 increased 18% to $219.8 million compared to $186.2 million as at June 30, 2015

•	The combined ratio for the second quarter of 2016 improved by 2.2 percentage points to 84.8%

•	Underwriting income for the second quarter of 2016 improved to $6.4 million, compared to $5.0 million

•	Net income for the second quarter of 2016 was $4.9 million, or $0.38 per common share diluted, compared to $3.9 million, or $0.31 per common share diluted

•	Book value per common share on June 30, 2016 was $11.27, compared to $10.15 at December 31, 2015 and $9.48 at June 30, 2015

•	Annualized return on equity (“ROE”) was 14.0% in the second quarter 2016 compared to 13.2% in the prior year period

•	Company reiterates its previously stated forecast that Atlas will generate between $260 - $290 million of gross written premium in 2016 with an emphasis on underwriting profit versus top line growth

Chicago, Illinois (August 1, 2016) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the second quarter ended June 30, 2016.

Management Comments
Scott D. Wollney, Atlas’ President and CEO, stated, "Our focus on bottom line execution has delivered improvements in our loss and expense ratios over the past several quarters, most recently resulting in a combined ratio of 84.8%. Year over year improvements in operating results helped drive higher net income along with meaningful growth in book value. Anticipating increasingly favorable market conditions, we demonstrated significant price leadership in the second quarter and continue to see positive market trends in both broader commercial auto and our niche segment that are encouraging for a continuation of favorable pricing and profitable growth in the coming year. From the inception of Atlas, we've consistently communicated our team's commitment to a disciplined approach to growth, always prioritizing long-term return on equity through better than average underwriting results. Top line growth will always be less important than maximizing underwriting profit. This quarter is a great example of our commitment.”

Exhibit 99.1

Financial and Operational Review
Premium Written: For the three month period ended June 30, 2016, gross premium written was $48.4 million compared to $46.6 million for the three month period ended June 30, 2015, representing a 3.8% increase. The increase was primarily due to growth in the company's limo, livery and paratransit lines of business, partially offset by a reduction in taxi related business. For the three month period ended June 30, 2016, gross premium written from commercial automobile was $47.8 million, representing an increase of 3.5% relative to the three month period ended June 30, 2015.

Geographic Distribution: The Company is licensed in 49 states and the District of Columbia. Atlas actively writes core business in 41 of these states plus the District of Columbia. Compared to the three month period ended June 30, 2015, Atlas experienced growth in core business gross premium written in 26 states for the three month period ended June 30, 2016. In 4 of those 26 states, Atlas experienced quarter over quarter growth of greater than 100% due to a continuing positive response from both new and existing agents to Atlas' value proposition and the current market environment.

Combined Ratio: Atlas' combined ratio improved for the three month period ended June 30, 2016 to 84.8%, compared to 87.0% in the prior year period.

•
Loss Ratio: The loss ratio relating to claims incurred for the three month periods ended June 30, 2016 and 2015 was 58.8%. The loss ratio was flat relative to the prior period primarily due to maintaining expected loss ratios on the Company's core line of business. The Company continues to see incremental opportunities to build on decades of experience in the claims area coupled with underwriting opportunities to increase expected margin in subsequent quarters. As previously announced, the Company is also utilizing predictive analytics in the claim area to further leverage on the experience and expertise within its organization. On a year over year basis, the Company expects its loss ratio to trend in a positive direction based on prior year and potential future pricing, underwriting and claims activities. To achieve this, Atlas utilizes data and experience accumulated over its operating subsidiaries’ many years spent focusing on niche target markets to model potential risk and deliver value in terms of claims and other areas of support.

•
Underwriting Expense Ratio: The underwriting expense ratio for the three month period ended June 30, 2016 was 26.0% compared to 28.2% for the three month period ended June 30, 2015. The ratio for the combination of acquisition costs and other underwriting expenses, excluding share based compensation expense and expenses related to acquisitions and stock purchase agreements, of 25.0% for the three month period ended June 30, 2016 and compares favorably to the 26.6% for the three month period ended June 30, 2015.

Exhibit 99.1

The table below details the comparisons of each component of the Company's combined ratio for the periods indicated (after accounting for the effect of quota share reinsurance):

	Three Month Periods Ended
	June 30, 2016	June 30, 2015
Loss Ratio	58.8%	58.8%
Underwriting Expense Ratio:
Acquisition cost ratio	9.5%	13.3%
Other underwriting expense ratio	15.5%	13.3%
Underwriting expense ratio before expenses related to acquisitions and stock purchase agreements and stock based compensation expenses	25.0%	26.6%
Expenses (recovered) incurred related to acquisitions and stock purchase agreement ratio	—%	0.6%
Share based compensation expense ratio	1.0%	1.0%
Underwriting expense ratio	26.0%	28.2%
Total combined ratio	84.8%	87.0%
Atlas’ underwriting expense ratio excluding the impact of share based compensation expenses and expenses related to acquisitions and stock purchase agreements was 25.0% for the three month period ended June 30, 2016 and is within the Company's annual target range of 24.5% to 26.5%. While this ratio can vary quarter to quarter, on a full year basis, based on the Company's current expected annual growth rate, underwriting expenses are expected to be on the high end of this range.

As the Company continues the use of quota share reinsurance, and potentially changes the percentage of ceded premiums under its contract, the impact on the individual ratios of acquisition cost and other underwriting expense will vary. On a pro-forma basis, as if there was no quota share reinsurance in place (which demonstrates the improvement the Company achieved in terms of operating efficiency in the past year), the components of the underwriting expense ratio for the second quarter of 2016 as compared to the second quarter of 2015 would have been as follows:

	Three Month Periods Ended
	June 30, 2016	June 30, 2015
Acquisition costs	14.1%	15.8%
Other insurance general and administrative expenses	12.8%	12.2%
Expenses (recovered) incurred related to acquisitions and stock purchase agreements	—%	0.5%
Share based compensation expense	0.8%	0.9%

Underwriting Results: Underwriting profit increased to $6.4 million for the three month period ended June 30, 2016, compared to $5.0 million in the same period of the prior year, representing a 28.1% increase.

Net Income before Taxes: Net income before taxes increased to $7.5 million for the three month period ended June 30, 2016, compared to $6.2 million in the same period of the prior year, representing a 21.7% increase.

Exhibit 99.1

Income Taxes: Atlas recognized tax expense of $2.6 million for the three month period ended June 30, 2016 compared to tax expense of $2.2 million in the same period of the prior year.

Net Income: Atlas reported net income of $4.9 million for the three month period ended June 30, 2016, compared to $3.9 million for the three month period ended June 30, 2015.

Earnings per share (“EPS”): Atlas generated $0.38 per common share diluted for the three month period ended June 30, 2016. This compares to $0.31 per common share diluted as reported for the three month period ended June 30, 2015.

Share Count: The following chart illustrates Atlas’ potential dilutive common shares for the three month periods ended June 30, 2016 and 2015:

	Three Month Periods Ended
	June 30, 2016	June 30, 2015
Weighted average common shares outstanding	12,045,519	12,008,624
Dilutive potential ordinary shares:
Dilutive stock options	179,835	218,852
Dilutive shares upon preferred share conversion	522,397	573,444
Dilutive average common shares outstanding	12,747,751	12,800,920

Balance Sheet/Investment Overview
Book Value: Book value per common share was $11.27 based on 12,045,519 common shares outstanding at June 30, 2016, compared to $10.15 based on 12,045,519 common shares outstanding at December 31, 2015. Book value per common share of $11.27 increased by $1.12 relative to December 31, 2015 as follows:
$0.75    increase related to net income after tax and before items indicated below;
$0.02    increase related to the change in net realized investment gains after tax;
($0.01)    decrease related to the preferred share dividend liquidation;
$0.26    increase related to the change in unrealized gains/losses after tax;
$0.07    increase related to share based compensation; and
$0.03    increase related to expenses incurred with the acquisition of subsidiaries.
$1.12    total increase from December 31, 2015 book value per common share

Cash and Invested Assets: Cash and invested assets at June 30, 2016 totaled $240.3 million as compared to $233.3 million as at December 31, 2015. Invested assets increased by $7.0 million, of which $4.8 million was due to increases in market values and $2.2 million was due to net purchases and sales of securities.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of its insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in fixed income

Exhibit 99.1

securities with overall maturities that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At June 30, 2016, the average life on the Company's portfolio was 3.9 years with a duration of 3.2 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment Income / Yield: Atlas generated net investment income of $1.1 million and $1.2 million for the quarters ended June 30, 2016 and 2015, as well as $155,000 and $44,000 of realized gains, respectively. The gross annualized investment yield on the Company's fixed-income securities was 2.0% for each of the quarters ended June 30, 2016 and 2015. The gross annualized investment yield on the Company's cash and cash equivalents was 0.1% for each of the quarters ended June 30, 2016 and 2015. The decrease in net investment from the prior year period is the result of lower returns on equity method securities and higher investment expenses, partially offset by higher interest income. Net realized investment gains increased as a result of management's decision to sell certain securities to take advantage of favorable market conditions.

Outlook for 2016
Mr. Wollney continued, “Favorable pricing trends and overall market expansion are serving as a catalyst for future growth. To capitalize on the changes occurring in our customers’ market, Atlas continues to focus on growing segments within our traditional niche market as well as ensuring that we are well positioned with respect to new potential horizontal markets that we may pursue over time. We remain on track to achieve our previously announced premium projections with a continuing commitment to always prioritize underwriting profit over top line growth, and have maintained our focus on achieving return-on-equity well in excess of the P&C industry through the cycle. We reported an annualized after tax ROE of 14.0% in the second quarter of 2016, and believe this will increase provided market conditions remain consistent or potentially even improve. We have invested in the appropriate infrastructure to support expected continued growth and feel that Atlas is in an excellent position to take advantage as a hyper-focused commercial auto specialist."

Conference Call Details
Date/Time:            Tuesday, August 2, 2016 - 8:30 a.m. ET
Participant Dial-In Numbers:
(United States):            877-423-9817
(International):            201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas".

An accompanying slide presentation will be available in .pdf format on the investor relations page of the Company’s website after issuance of the earnings release.

Exhibit 99.1

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q2-2016. Audio and a transcript of the call will be archived on the Company’s website.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Holdings Group, Inc., Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Additional information about Atlas, including a copy of Atlas' 2015 Annual Report on Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2015 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only

Exhibit 99.1

as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(in '000s of US dollars, except for share and per share data)

	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2016 (unaudited)	June 30, 2015 (unaudited)	June 30, 2016 (unaudited)	June 30, 2015 (unaudited)
Net premiums earned	$41,802	$38,304	$83,555	$68,471
Net investment income	1,112	1,191	1,765	1,711
Net realized investment gains	155	44	394	181
Other income	127	125	229	157
Total revenue	43,196	39,664	85,943	70,520
Net claims incurred	24,574	22,529	49,514	39,461
Acquisition costs	3,970	5,077	8,023	8,995
Other underwriting expenses	6,783	5,490	13,354	10,035
Amortization of intangible assets	98	—	195	—
Interest expense	266	172	499	181
Expenses (recovered) incurred pursuant to Gateway stock purchase agreement	—	—	(402)	942
Expenses incurred related to acquisition of subsidiaries	—	228	—	978
Total expenses	35,691	33,496	71,183	60,592
Income from operations before income tax expense	7,505	6,168	14,760	9,928
Income tax expense	2,605	2,232	5,049	3,855
Net income	4,900	3,936	9,711	6,073
Less: Preferred share dividends	78	80	161	115
Net income attributable to common shareholders	$4,822	$3,856	$9,550	$5,958

Basic weighted average common shares outstanding	12,045,519	12,008,624	12,045,519	11,930,172
Earnings per common share, basic	$0.40	$0.32	$0.79	$0.50
Diluted weighted average common shares outstanding	12,747,751	12,800,920	12,749,083	12,714,450
Earnings per common share, diluted	$0.38	$0.31	$0.76	$0.48

Condensed Consolidated Statements of Comprehensive Income

Net income	$4,900	$3,936	$9,711	$6,073

Other comprehensive income (loss):
Changes in net unrealized investment gains (losses)	1,756	(1,980)	4,661	(390)
Reclassification to income of net realized investment gains	288	189	248	195
Effect of income tax	(715)	609	(1,718)	66
Other comprehensive income (loss)	1,329	(1,182)	3,191	(129)
Total comprehensive income	$6,229	$2,754	$12,902	$5,944

Exhibit 99.1

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in '000s of US dollars, except for share and per share data)

	June 30, 2016 (unaudited)		December 31, 2015
Assets
Investments, available for sale
Fixed income securities, at fair value (amortized cost $181,392 and $185,455)	$184,572		$183,773
Equity securities, at fair value (cost $6,147 and $4,147)	6,287		4,240
Other investments	27,040		22,937
Total Investments	217,899		210,950
Cash and cash equivalents	22,438		22,354
Accrued investment income	918		1,036
Premiums receivable (net of allowance of $923 and $846)	77,483		82,529
Reinsurance recoverables on amounts paid	7,614		3,277
Reinsurance recoverables on amounts unpaid	25,691		29,399
Prepaid reinsurance premiums	19,873		17,412
Deferred policy acquisition costs	10,657		10,235
Deferred tax asset, net	14,087		17,166
Goodwill	2,726		2,726
Intangible assets, net	4,730	—	4,925
Internal use software and office equipment, net	2,362		2,589
Other assets	6,580		6,694
Total Assets	$413,058		$411,292

Liabilities
Claims liabilities	$112,457		$127,011
Unearned premiums	112,437		108,202
Due to reinsurers and other insurers	10,928		10,781
Note payable, net	17,653		17,219
Other liabilities and accrued expenses	16,625		18,457
Total Liabilities	$270,100		$281,670

Shareholders’ Equity
Preferred shares, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding: June 30, 2016 - 6,538,560 and December 31, 2015 - 6,940,500. Liquidation value $1.00 per share	$6,539		$6,941
Ordinary voting common shares, $0.003 par value, 266,666,667 shares authorized, shares issued and outstanding: June 30, 2016 - 11,895,104 and December 31, 2015 - 11,883,025	36		36
Restricted voting common shares, $0.003 par value, 33,333,334 shares authorized, shares issued and outstanding: June 30, 2016 - 128,191 and December 31, 2015 - 132,863	—		—
Additional paid-in capital	198,877		198,041
Retained deficit	(64,653)		(74,364)
Accumulated other comprehensive income (loss), net of tax	2,159		(1,032)
Total Shareholders’ Equity	142,958		129,622
Total Liabilities and Shareholders’ Equity	$413,058		$411,292

Exhibit 99.1

Use of Non-U.S. GAAP Financial Measurements
We use these non-GAAP financial measures in order to present our financial condition and results of operations in the way we believe will be most meaningful and representative of our business results. The non-GAAP financial measures that we present may not be comparable to similarly-named measures reported by other companies.
Adjusted operating income, before tax includes both underwriting income and loss and net investment income, but excludes net realized capital gains and losses, legal and professional expense incurred related to business combinations, interest expense, net impairment charges recognized in earnings and other items. Underwriting income is derived by reducing net premiums earned by losses and loss adjustment expenses incurred, policy acquisition costs and general operating expenses.
Reconciliation of U.S. GAAP Net Income to Adjusted Operating Income, Before Tax (in '000s, except per share data)

	Three Month Periods Ended				Six Month Periods Ended
	June 30, 2016		June 30, 2015		June 30, 2016		June 30, 2015
Net income	$4,900	$0.38	$3,936	$0.31	$9,711	$0.76	$6,073	$0.48
Add: income tax expense	2,605	0.21	2,232	0.17	5,049	0.40	3,855	0.31
Add: expenses incurred related to acquisition of subsidiaries	—	—	228	0.02	—	—	978	0.08
Add: expenses (recovered) incurred pursuant to Gateway stock purchase agreement	—	—	—	—	(402)	(0.03)	942	0.07
Add: interest expense	266	0.02	172	0.01	499	0.04	181	0.01
Less: net realized investment gains	155	0.01	44	—	394	0.03	181	0.01
Less: other income	127	0.01	125	0.01	229	0.02	157	0.02
Adjusted operating income, before tax	$7,489	$0.59	$6,399	$0.50	$14,234	$1.12	$11,691	$0.92
After-tax return on average common equity is derived by subtracting preferred share dividends accrued from net income and dividing by average common equity. Common equity is total shareholders' equity less preferred shares and cumulative preferred share dividends accrued. Average common equity is the average of common equity at the beginning and the ending of the reporting period.

Reconciliation of U.S. GAAP Shareholders' Equity to Common Equity (in '000s)
As of:	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Total shareholders' equity	$142,958	$136,341	$129,622	$121,109	$117,963	$109,399
Less: preferred shares	(6,539)	(6,539)	(6,941)	(6,941)	(6,941)	(2,000)
Less: accrued dividends on preferred shares	(622)	(543)	(460)	(299)	(219)	(184)
Total common equity	$135,797	$129,259	$122,221	$113,869	$110,803	$107,215

Exhibit 99.1

Reconciliation of U.S. GAAP Return on Equity to Return on Common Equity (in '000s)
	Three Month Periods Ended		Six Month Periods Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income	$4,900	$3,936	$9,711	$6,073
Average equity	139,648	119,536	136,289	115,254
Return on equity	14.0%	13.2%	14.2%	10.5%

Net income	$4,900	$3,936	$9,711	$6,073
Less: preferred share dividends accrued	(78)	(80)	(161)	(115)
Net income attributable to common shareholders	$4,822	$3,856	$9,550	$5,958
Average common equity	132,527	112,337	129,008	110,543
Return on average common equity	14.6%	13.7%	14.8%	10.8%